Exhibit 10.42

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is entered into as of September 27, 2007 between West Corporation (the “Company”) and Robert E. Johnson (the “Executive”).

WHEREAS, the Executive is resigning and separating from all positions with the Company and its subsidiaries and affiliates;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1. Resignation; Termination of Employment; Consulting. (a) Pursuant to Section 6(a)(4) of the Employment Agreement, dated October 30, 2000, between West Teleservices Corporation and the Executive (the “Employment Agreement”), the Executive hereby resigns from employment with the Company and each of its subsidiaries and affiliates effective as of the close of business on December 31, 2007 (the “Termination Date”). Effective October 1, 2007, Executive resigns as Executive Vice President Strategic Business Development and as an officer or director of the Company’s subsidiaries and affiliates as of such date; provided, however, that the Executive thereafter shall continue to abide by all terms and conditions of the Employment Agreement through the Consulting Termination Date (as defined herein). For purposes of the Change in Control Severance Agreement, dated October 18, 2006, between the Company and the Executive (the “Change in Control Agreement”) and the Restricted Stock Award and Special Bonus Agreement, dated December 1, 2006, between the Company and the Executive (the “Restricted Stock Agreement”), the Executive is voluntarily leaving the employ of the Company without Good Reason (as such term is defined in such agreements).

(b) Pursuant to Section 7 of the Employment Agreement, the Company hereby invokes its option to retain the services of the Executive as a consultant from the Termination Date through December 31, 2008 (the “Consulting Termination Date”). During the consulting period, the Executive shall devote at least 40 hours per month to the Company’s business. Except as provided to the contrary herein, the Executive shall serve as a consultant to the Company in accordance with Section 7 of the Employment Agreement.

2. Payment of Base Salary and Consulting Fees. During the period of the Executive’s employment prior to the Termination Date, the Company shall pay, in accordance with the Company’s executive payroll policy, the Executive’s base salary at the annual rate in effect as of the date of this Agreement. During the period of the Executive’s consulting services prior to the Consulting Termination Date, the Company shall pay, in accordance with the Company’s executive payroll policy, a consulting fee of $400,000 per annum.

3. Bonuses. (a) For the year ending December 31, 2007, the Executive shall be eligible to receive his 2007 Performance Based Bonus in accordance with the Executive’s 2007 Compensation Plan, dated March 7, 2007.

(b) The Company shall pay to the Executive a transaction bonus in the amount of $1,000,000 upon the closing, as determined in the applicable transaction agreements, of the Project Georgia transaction; provided that such transaction closes on or before December 31, 2008.

4. Stock Awards. Notwithstanding Section 6(a)(3) of the West Corporation 2006 Executive Incentive Plan (the “Plan”) and Section 6(B) of the Restricted Stock Agreement,

(a) Tranche 1 Shares (as such term is defined in the Restricted Stock Agreement) shall continue to vest, in accordance with Section 6(A) of the Restricted Stock Agreement, on account of the Executive’s continued service through the Consulting Termination Date.

(b) Tranche 2 Shares and Tranche 3 Shares (as such terms are defined in the Restricted Stock Agreement) shall vest on account of the Executive’s continued service through the Consulting Termination Date and the occurrence of an Exit Event (as such term is defined in the Restricted Stock Agreement) prior to July 1, 2009; provided, however, that if an Exit Event does not occur prior to July 1, 2009, then the Executive shall forfeit such Tranche 2 Shares and Tranche 3 Shares. For the avoidance of doubt, the forfeiture provisions of Section 6(B)(5) of the Restricted Stock Agreement shall not apply if an Exit Event occurs prior to July 1, 2009.

(c) The Executive’s Rollover Options (as such term is defined in the West Corporation Nonqualified Stock Option Substitute Option Certificate, dated October 24, 2006 and the West Corporation Incentive Stock Option Substitute Option Certificate, dated October 24, 2006 (collectively, the “Substitute Option Certificates”)) shall remain exercisable as though the Executive’s employment terminated as of the earlier of (A) December 31, 2008 and (B) the date on which the Executive ceases to provide consulting services to the Company.

5. Deferred Compensation Benefits. The Executive shall be eligible to receive deferred compensation benefits under the West Corporation Nonqualified Deferred Compensation Plan (the “Nonqualified Deferred Compensation Plan”) in accordance with the terms and conditions thereof. For the avoidance of doubt, the Executive shall be deemed to have completed one Year of Service (as such term is defined in the Nonqualified Deferred Compensation Plan) for the period from January 1, 2007 to the Termination Date for purposes of determining the Executive’s nonforfeitable interest under the Nonqualified Deferred Compensation Plan.

6. Employee and Other Benefits.

(a) If the Executive is entitled to any benefit under the current terms and conditions of any employee benefit plan of the Company that is accrued and vested on the Termination Date and that is not expressly referred to in this Agreement, such benefit shall be provided to the Executive in accordance with the terms and conditions of such employee benefit plan.

(b) Notwithstanding Section 6(a) or anything else contained in this Agreement to the contrary, the Executive acknowledges and agrees that he is not and shall not be entitled to benefits under any other severance or change in control plan, program, agreement or arrangement (including, without limitation, the Change in Control Agreement, which has terminated), and that the benefits provided under this Agreement shall be the sole and exclusive benefits to which the Executive may become entitled upon his termination of employment.

(c) Pursuant to Section 7(h) of the Employment Agreement, the Executive and his dependents shall be entitled to continue their participation in all benefit plans in effect on the Termination Date during the period of consulting, under the same terms and conditions and at the same net cost to the Executive as when employed by the Company unless the Executive accepts new employment during the consulting term in accordance with Paragraph 7 of the Employment Agreement, in which event all benefits will cease when the new employment is accepted by the Executive.

7. Equity in the Company. Notwithstanding Section 7 of the Stockholder Agreement, dated as of October 24, 2006, among the Company, THL Investors, Quadrangle Investors, Other Investors, Founders and Managers named therein (the “Stockholder Agreement”), the Executive is eligible to sell his equity in the Company to limited partners of THL Investors (as such term is defined in the Stockholder Agreement) at a price to be negotiated and agreed upon by the Executive and such limited partners of THL Investors. For the avoidance of doubt, the Company expressly waives its option to purchase the Executive’s Management Shares (as such term is defined in the Stockholder Agreement) under Section 7 of the Stockholder Agreement.

8. Payments Contingent on Waiver and Release. Notwithstanding anything herein to the contrary, no amount shall be payable to the Executive (or the Executive’s executor or other legal representative in the case of the Executive’s death or disability) pursuant to this Agreement unless and until eight (8) days after the Executive (or the Executive’s executor or other legal representative in the case of the Executive’s death or disability) executes and delivers to the Company, within five (5) business days after the Termination Date, a general release prescribed by the Company, substantially in the form of Exhibit 1 attached hereto (the “Waiver and Release”). In the event the Executive dies prior to executing the Waiver and Release, neither he, his estate, nor any other person shall be entitled to any further compensation or benefits, unless and until the executor of the Executive’s estate (and/or such other heirs or representatives as may be requested by the Company) executes upon Company request and does not revoke such a Waiver and Release.

9. Restrictive Covenants/Forfeiture. The Executive acknowledges and agrees that he is bound by, and subject to, the non-competition, non-solicitation, confidential information and intellectual property covenants and related covenants therein (“Restrictive Covenants”) as set forth in the Employment Agreement and the Waiver and Release. Notwithstanding anything to the contrary in the Employment Agreement, the Restrictive Covenants shall continue to apply to the Executive until the later of (i) the restriction period set forth in the Employment Agreement or the Waiver and Release and (ii) July 1, 2009. The Executive shall comply with, and observe, the Restrictive Covenants including, without limitation, the confidential information, non-competition, non-solicitation and intellectual property provisions and related covenants contained therein, all of which are hereby incorporated by reference; provided, however, that such Restrictive Covenants shall not prohibit the Executive from organizing, operating and raising capital for a private equity fund to be controlled by the

Executive so long as such endeavors do not directly or indirectly compete with the Company or its subsidiaries or affiliates, including its shareholders, with respect to the acquisition of any business or asset. In the event that the Executive or any third party using the services of the Executive is competing with the Company or its subsidiaries or affiliates, including its shareholders, with respect to the acquisition of any business or asset, the Executive will take all necessary actions to remove himself and such third party from such competitive process. If the Company determines that the Executive has breached this Agreement, any of the Restrictive Covenants or the Waiver and Release or has engaged in conduct during his employment with the Company that would constitute ground for termination for Cause (as defined in the Employment Agreement), all further rights of the Executive under this Agreement shall cease and the Executive shall reimburse the Company for any benefits received under this Agreement.

10. Certain Tax Matters.

(a) The Company may deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with normal Company practice and all applicable social security taxes.

(b) The parties intend this Agreement to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Executive acknowledges that Executive has been advised to consult Executive’s personal tax advisor concerning this Agreement, and has not relied on the Company or the Company’s advisors for tax advice.

11. Non-disparagement. The Executive shall not (a) make any written or oral statement that brings the Company or any of its subsidiaries or affiliates or the employees, officers, directors or agents of the Company or any of its subsidiaries or affiliates into disrepute, or tarnishes any of their images or reputations or (b) publish, comment upon or disseminate any statements suggesting or accusing the Company or any of its subsidiaries, affiliates, employees, officers, directors or agents of any misconduct or unlawful behavior. The provisions of this Section 11 shall not apply to testimony as a witness, compliance with other legal obligations, assertion of or defense against any claim of breach of this Agreement, or any activity that otherwise may be required by the lawful order of a court or agency of competent jurisdiction, and shall not require the Executive to make false statements or disclosures.

12. Publicity. Neither the Executive nor the Company shall issue or cause the publication of any press release or other announcement with respect to the terms or provisions of this Agreement, nor disclose the contents hereof to any third party (other than, in the case of the Executive, to members of his immediate family or in the case of both the Company and Executive, to tax, financial and legal advisors), without obtaining in each case the consent of the other party hereto, except where such release, announcement or disclosure shall be required by applicable law or administrative regulation or agency or other legal process.

13. Cooperation by the Executive. Prior to the one-year anniversary of the Consulting Termination Date, the Executive shall (a) be reasonably available to the Company to respond to reasonable requests by it for information pertaining to or relating to matters which may be within the knowledge of the Executive and (b) reasonably cooperate with the Company in connection with any existing or future litigation or other proceedings brought by or against the

Company, its subsidiaries or affiliates, to the extent the Company reasonably deems the Executive’s cooperation necessary.

14. Successors; Binding Agreement. This Agreement shall inure to the benefit of and binding upon the Company and its successors, and by the Executive, his spouse, personal or legal representatives, executors, administrators and heirs. This Agreement, being personal, may not be assigned by Executive.

15. Governing Law. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the State of Nebraska without regard to its choice of law principles.

16. Injunctive Relief. The parties hereto agree that the Company and its subsidiaries and affiliates would be damaged irreparably in the event that any of the Restrictive Covenants were not performed in accordance with their terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). The Company and the Executive agree that they will submit to the personal jurisdiction of District Court of Douglas County, Nebraska in any action by the other party to enforce this Agreement.

17. Entire Agreement. This Agreement, the Waiver and Release and the Restrictive Covenants constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede and preempt any other understandings, agreements (including, without limitation, the Change in Control Agreement and the letter agreement, dated August 18, 2007, between the Company and the Executive) or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof; provided, however, that, except as this Agreement, the Waiver and Release and the Restrictive Covenants provide to the contrary, this Agreement, the Waiver and Release and the Restrictive Covenants do not supersede or preempt the Restricted Stock Agreement, Stockholder Agreement, Rollover Agreement and Substitute Option Certificates. Executive acknowledges that the Company has made no representations regarding the tax consequences of payments under this Agreement and that Executive has had the opportunity to consult Executive’s tax advisor.

18. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

19. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and executed by the Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right which the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

20. Nonalienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by the Executive, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

21. Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid, except that in the event a determination is made that the Restrictive Covenants as applied to the Executive are invalid or unenforceable in whole or in part, then this Agreement shall be void and the Company shall have no obligation to provide benefits under this Agreement. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

22. Sections. Except where otherwise indicated by the context, any reference to a “Section” shall be to a Section of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

WEST CORPORATION

By:	/s/ Thomas B. Barker
Title:	Chief Executive Officer

/s/ Robert E. Johnson
Robert E. Johnson

EXHIBIT 1

WAIVER AND RELEASE

UNDER

SEPARATION AGREEMENT

In consideration for the Executive’s receiving payments and benefits under the Separation Agreement entered into as of August 18, 2007 between West Corporation (the “Company”) and Robert E. Johnson (the “Executive”) (the “Agreement”), the Executive hereby agrees as follows:

1. Release. Except with respect to the Company’s obligations under the Agreement, the Executive, on behalf of Executive and his heirs, executors, assigns, agents, legal representatives and personal representatives, hereby releases, acquits and forever discharges the Company, its agents, subsidiaries, affiliates, and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, foreseen or unforeseen, disclosed and undisclosed, suspected and unsuspected, arising out of or in any way related to agreements, events, acts or conduct at any time prior to the day of execution of this Waiver and Release, including but not limited to any and all such claims and demands directly or indirectly arising out of or in any way connected with the Executive’s employment or other service with the Company, or any of its subsidiaries or affiliates; the Executive’s termination of employment and other service with the Company or any of its subsidiaries or affiliates; claims or demands related to salary, bonuses, commissions, stock, stock options, restricted stock or any other ownership interests in the Company or any of its subsidiaries and affiliates, vacation pay, fringe benefits, expense reimbursements, sabbatical benefits, severance, change in control or other separation benefits, or any other form of compensation or equity; and claims pursuant to any federal, state, local law, statute, ordinance, common law or other cause of action including but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended; the federal Americans with Disabilities Act of 1990; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; harassment; emotional distress; or breach of the covenant of good faith and fair dealing. This Waiver and Release does not apply to the payment of any benefits to which the Executive may be entitled under a Company-sponsored tax qualified retirement or savings plan.

2. No Inducement. The Executive agrees that no promise or inducement to enter into this Waiver or Release has been offered or made except as set forth in this Waiver and Release and the Agreement, that the Executive is entering into this Waiver and Release without any threat or coercion and without reliance on any statement or representation made on behalf of the Company or any of its subsidiaries or affiliates, or by any person employed by or representing the Company or any of its subsidiaries or affiliates, except for the written provisions and promises contained in this Waiver and Release and the Agreement.

3. Advice of Counsel; Time to Consider; Revocation. The Executive acknowledges the following:

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(a) The Executive has read this Waiver and Release, and understands its legal and binding effect, including that by signing and not revoking this Waiver and Release the Executive waives and releases any and all claims under the Age Discrimination in Employment Act of 1967, as amended, including but not limited to the Older Workers Benefits Protection Act. The Executive is acting voluntarily and of the Executive’s own free will in executing this Waiver and Release.

(b) The Executive has been advised to seek and has had the opportunity to seek legal counsel in connection with this Waiver and Release.

(c) The Executive was given at least twenty-one days to consider the terms of this Waiver and Release before signing it.

The Executive understands that, if the Executive signs the Waiver and Release, the Executive may revoke it within seven (7) days after signing it, provided that Executive will not receive the payments and benefits under the Agreement. The Executive understands that this Waiver and Release will not be effective until after the seven-day period has expired and no consideration will be due the Executive.

4. Severability. If all or any part of this Waiver and Release is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other portion of this Waiver and Release. Any Section or a part of a Section declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of the Section to the fullest extent possible while remaining lawful and valid.

5. Amendment. This Waiver and Release shall not be altered, amended, or modified except by written instrument executed by the Company and the Executive. A waiver of any portion of this Waiver and Release shall not be deemed a waiver of any other portion of this Waiver and Release.

6. Applicable Law. The provisions of this Waiver and Release shall be interpreted and construed in accordance with the laws of the State of Nebraska without regard to its choice of law principles.

IN WITNESS WHEREOF, the Executive has executed this Waiver and Release as of the date specified below.

EXECUTIVE

/s/ Robert E. Johnson
DATE: 12-19-07

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